Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 19, 2017 with respect to the combined financial statements of Stingray Energy Services LLC and Affiliate included in the Current Report of Mammoth Energy Services, Inc. on Form 8-K filed on August 2, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

November 1, 2017